UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 25, 2023

CULLINAN ONCOLOGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-39856	81-3879991
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Cullinan Oncology, Inc. One Main Street, Suite 1350 Cambridge, MA 02142 (Address of principal executive offices, including zip code)

(617) 410-4650

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	CGEM	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 7.01	Regulation FD Disclosure

On May 25, 2023, Cullinan Oncology, Inc. (the “Company” or “Cullinan”) issued a press release related to the announcement of the first clinical data from its Phase 1 study of CLN-619 in patients with advanced solid tumors. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Cullinan will host an investor event on Sunday, June 4, 2023, at 7:00 am Central Time, during which its Chief Medical Officer, Dr. Jeff Jones, will present an overview of the CLN-619 data shared at the 2023 American Society of Clinical Oncology (“ASCO”) Annual Meeting on June 3, 2023, and Dr. Vicky Makker, MD, Section Head of the Endometrial Cancer Program at Memorial Sloan Kettering Cancer Center, will share an overview of the current treatment landscape for endometrial cancer. Investors and analysts are invited to register to attend in-person by emailing Chad Messer, VP Investor Relations of the Company at cmesser@cullinanoncology.com. A live webcast will be available via the events page of the Company’s investor relations website at https://cullinanoncology.com/events-and-presentations/, and a replay will be available shortly after the conclusion of the live event.

The information in this report furnished pursuant to Item 7.01, including Exhibit 99.1 attached hereto, shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section. It may only be incorporated by reference in another filing under the Exchange Act or the Securities Act of 1933, as amended, if such subsequent filing specifically references the information furnished pursuant to Item 7.01 of this report.

Item 8.01	Other Events

On May 25, 2023, the Company announced first clinical data from its Phase 1 study of CLN-619 in patients with advanced solid tumors. CLN-619 is being studied in an ongoing Phase 1 clinical trial both as a monotherapy and in combination with pembrolizumab in patients with advanced solid tumors. The first clinical data demonstrated monotherapy anti-tumor activity of CLN-619, including objective tumor responses, across multiple tumor types, as shown in the table below.

	All Patients (n=37)	Response Evaluable[1] at ≥1 mg/kg (n=22)	Response Evaluable[1] GYN Malignancy[2] (n=10)
Complete Response (CR)	1	1	0
Partial Response (PR)[3]	2	2	2
Stable Disease (SD)	7	7	5
CR + PR + SD	10	10	7
Progressive Disease (PD)	18	12	3
Not Evaluable (NE)	9	N/A	N/A

[1]	Patients who underwent at least one RECIST response assessment or who had clinically assessed PD prior to first planned response assessment
[2]	Endometrial, cervical, and ovarian
[3]	The observed partial responses were unconfirmed but ongoing at time of data cut-off

One complete response was observed in a patient with parotid gland cancer whose cancer had progressed on prior checkpoint inhibitor therapy. Two partial responses (pending confirmation) were observed in patients with endometrial cancer, one whose cancer had progressed on prior checkpoint inhibitor therapy. Stable disease was observed in patients across multiple tumor types, including cervical, ovarian, salivary gland and breast cancers. Patients were heavily pre-treated with prior systemic therapies, ranging from one to seven with a median of three prior systemic therapies, including 54% of the patients previously receiving immune checkpoint inhibitor therapy.

The initial clinical data indicates CLN-619 has an acceptable safety profile across all doses assessed in the monotherapy dose escalation (the dose levels were 0.1, 0.3, 1, 3, 6, and 10mg/kg). There were not any dose-limiting toxicities observed. Consistent with other monoclonal antibodies, infusion-related reactions were limited to the first dose and were all Grade 1 or Grade 2 in patients receiving mandated pre-medication.

Based on the observed clinical activity in gynecological malignances as shown in the table above, Cullinan will initiate monotherapy expansion cohorts in endometrial and cervical cancers. Additional expansion cohorts may be initiated based on clinical activity observed in the current study. The Phase 1 clinical trial continues to enroll in both the monotherapy and combination arms. The first clinical data of CLN-619 will be shared as a poster presentation at the 2023 ASCO Annual Meeting on June 3, 2023.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

99.1	Press release issued by Cullinan Oncology, Inc. on May 25, 2023, furnished herewith

104	Cover page from this Current Report on Form 8-K, formatted in Inline XBRL

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CULLINAN ONCOLOGY, INC.

Dated: May 25, 2023	By:	/s/ Jeffrey Trigilio
Jeffrey Trigilio
Chief Financial Officer